Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: July 2004

1)	Beginning of the Month Principal Receivables:	$33,803,083,920.80
2)	Beginning of the Month Finance Charge Receivables:	$801,049,867.87
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$34,604,133,788.67

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$997,452,762.88
9)	Additional Finance Charge Receivables:	$49,094,064.92
10)	Additional Total Receivables:	$1,046,546,827.80

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$34,670,795,968.96
13)	End of the Month Finance Charge Receivables:	$842,526,970.56
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$35,513,322,939.52

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$29,965,844,676.39

18)	End of the Month Seller Percentage	13.57%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: July 2004

			ACCOUNTS	RECEIVABLES
1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	448,977	$494,168,475.82
	3)	60 - 89 days delinquent	275,973	$326,115,836.68
	4)	90+ days delinquent	505,733	$672,642,552.55

	5)	Total 30+ days delinquent	1,230,683	$1,492,926,865.05

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.20%

7)	Defaulted Accounts during the Month		159,123	$170,091,364.35

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.87%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: July 2004

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$5,912,246,902.48	16.58%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,309,321,272.43	15.26%

	3)	Prior Month Billed Finance Charges and Fees	$429,932,609.47
	4)	Amortized AMF Income	$45,312,929.86
	5)	Interchange Collected	$74,999,677.46
	6)	Recoveries of Charged Off Accounts	$57,165,803.60
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$607,411,020.39	20.94%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: July 2004

1)	Beginning Unamortized AMF Balance			$223,732,708.81
	2)	+ AMF Slug	$26,909,468.20
	3)	+ AMF Collections	$40,827,539.52
	4)	- Amortized AMF Income	$45,312,929.86
5)	Ending Unamortized AMF Balance			$246,156,786.67

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables